Exhibit 99.1

Media Contact:	Investor Contact:
Tony Welz	Tania Almond
Principal	Investor Relations Officer
Welz & Weisel Communications	Sourcefire, Inc.
703.218.3555 x226	410.423.1919
tony@w2comm.com	tania.almond@sourcefire.com
SOURCEFIRE® STOCKHOLDERS APPROVE ALL PROPOSALS AT 2007 ANNUAL STOCKHOLDER MEETING
Columbia, MD — October 3, 2007 — Open source innovator and Snort® creator, Sourcefire, Inc. (Nasdaq: FIRE), a leader in network intrusion prevention, today announced that its stockholders approved all three proposals presented for a vote at the 2007 Annual Stockholder Meeting. As of the record date of August 14, 2007, there were 24,108,428 shares eligible to vote. A total of 20,805,186 shares, or 86.3 percent of the eligible voting shares were represented at the meeting in person or represented by proxy.
Stockholders re-elected Wayne Jackson and Asheem Chandna to serve on the company’s board of directors until the 2010 annual meeting of stockholders. Mr. Jackson is the chairman of the board and chief executive officer of the company.
Stockholders also approved the Sourcefire 2007 Employee Stock Purchase Plan. In addition, stockholders ratified the selection of Ernst & Young LLP to continue to serve as the company’s registered independent public accounting firm for the fiscal year ending December 31, 2007.
For more information on the agenda items, please see the company’s proxy statement filed with the Securities and Exchange Commission on September 7, 2007: http://investor.sourcefire.com/phoenix.zhtml?c=204582&p=irol-sec.
About Sourcefire
Sourcefire, Inc. (Nasdaq: FIRE), Snort creator and open source innovator, is a world leader in Enterprise Threat Management (ETM) solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks with its 3D Approach — Discover, Determine, Defend — to securing real networks. The Sourcefire 3D™ System is the first to unify IPS, NBA, NAC and Vulnerability Assessment technologies under the same management console. This ETM approach equips customers with an efficient and effective layered security defense — protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike — with more than 30 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.
SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER™, SOURCEFIRE 3D™, RNA™, DAEMONLOGGER™, CLAMAV™, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries.
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